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INTERNATIONAL STOCK FUND
REPLACEMENT PROXY CARD NOTIFICATION


THE PROXY CARD YOU JUST RECEIVED FOR THE INTERNATIONAL STOCK FUND DID NOT PROVIDE A BOX FOR VOTING ON THE PROPOSAL TO AMEND THE INVESTMENT OBJECTIVE TO CLARIFY THAT THE FUND SEEKS LONG-TERM GROWTH OF CAPITAL. This proposal is shown as No. 4 in the Notice of Meeting of Shareholders and is discussed in detail on page 20 of the Proxy Statement.

Briefly, the proposal recommends changing the wording of the Fund's investment objective to more precisely reflect the investment approach which has been used in managing the Fund since its inception in 1980. Currently, the Fund can invest solely for capital appreciation, solely for income, or for a combination of the two. In practice, management has invested in common stocks primarily for growth of capital. Therefore, we believe the proposed objective "to seek long-term growth of capital through investments primarily in common stocks of established, non-U.S. companies" is a more definitive expression of the basic philosophy underlying the way the Fund has been, and will be, managed.

We apologize for any confusion the omission may have caused and for any inconvenience to those of you who heeded our request that you return your Proxy Card as soon as possible. If you have already voted, please complete the enclosed blue Proxy Card in its entirety and return it in the postage paid envelope which is also enclosed. The votes on the blue card will replace those on the card you have sent us. You will find Proposal No. 4 as it appears in the Proxy Statement on the reverse side of this letter. However, if you would like another complete Proxy Statement, call 1-800-225-5132.

If you have not yet voted, please take a moment now to complete the blue Proxy Card and send it to us.

This omission applies only to the International Stock Fund. If you own other T. Rowe Price funds, please vote the Proxy Card you received initially.

Thank you for your cooperation and understanding.

March 11, 1994
                                             T. ROWE PRICE (LOGO)

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PAGE 2
Excerpt from Page 20 of the International Stock Fund's Proxy
Statement



4.   SIMPLIFY INVESTMENT OBJECTIVE OF THE FUND

     Although the Fund's investment program gives it the right to invest solely for capital appreciation or solely for income or any combination of both, the Fund's practice has been to invest in common stocks primarily for growth of capital. As a result, income has not been a significant part of the Fund's total return. The Directors of the Corporation, on behalf of the Fund, therefore, believe it is appropriate to restate the Fund's objective to reflect this fact by removing income as an objective of the Fund. If the proposal is adopted, the Fund would still be able to purchase stocks for their current income but such investments would be expected to be incidental to the Fund's primary investment program over the long term.
     As currently stated, the objective is to seek a total return of its assets from long-term growth of capital and income, principally through investments in common stocks of established, non-U.S. companies. In pursuit of this objective, the Fund may invest solely for capital appreciation or solely for income or any combination of both for the purpose of achieving a higher overall return.
     Under this proposal, the Fund's objective would be to seek long-term growth of capital through investments primarily in common stocks of established, non-U.S. companies.
     Again, the proposed change will not result in a change in the Fund's investment program or management practices.
     The Board of Directors recommends that shareholders vote FOR the proposal to clarify the Fund's investment objective.